Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-187053) of The ExOne Company and Subsidiaries of our report dated March 26, 2015, relating to the consolidated financial statements of The ExOne Company and Subsidiaries, which appears in this Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

March 26, 2015